EXHIBIT 10.21


                              CONSULTANT AGREEMENT

         This Agreement is made as of the 1st day of January, 1995 by and between Neurex Corporation, a corporation of the State of California having offices at 3760 Haven Avenue, Menlo Park, California 95025-1012 ("Client"), and Plexus Ventures, Inc., a corporation of the Commonwealth of Pennsylvania, with offices at 1787 Sentry Parkway West, Building 18, Suite 301, Blue Bell, Pennsylvania 19422 ("Consultant").

                                   Background

         Client desires to obtain the consulting services of Consultant in the field of business development and Consultant desires to provide Client with such consulting services during the term of this Agreement in its capacity as independent contractor.

                                    Agreement

         Now, therefore, for good and valuable consideration, the legality and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1.       Description of Services.

                  a. Consultant shall provide business development assistance through the personal services of Mr. John F. Chappell, Donald E. Kuhla, Ph.D. and Mr. Robert P. Moran, except as the parties may otherwise agree from time to time, to assist Client to execute agreements with one (1) or more pharmaceutical industry partner(s) relating to the development, registration and commercialization of Corlopam(R) (fenoldopam), its analogs and pro-drugs ("Services").

                  b. Consultant shall not delegate, subcontract or employ any other person or entity in the performance of the Services without the prior written consent of Client except as Consultant's own expense and where appropriate a Confidential Disclosure Agreement in favor of the Client has been executed.
                  c. Consultant shall use its best efforts in the performance of the Services and agrees to perform the same to the best of its ability. Consultant shall control the time, location and manner of performance under this Agreement. Client understands and accepts that a substantial portion of
Consultant's services shall be performed at its offices in Blue Bell, Pennsylvania; however, Consultant agrees to send its representative to Client's facilities for a reasonable number of meetings per year as may be requested by Client. Consultant shall provide Client with monthly written reports detailing its activities hereunder.

                  d. Client understands and accepts that the performance of Services shall not require Consultant's efforts on a full-time basis.

        2.       Compensation to Consultant.

                  a. As compensation for Consultant's Services over the term of this Agreement, Client shall pay Consultant a quarterly retainer at a rate of three thousand dollars ($3,000) and nine thousand (9,000) Neurex Corporation common stock grants per quarter. Consultant's quarterly retainer shall be due and payable by Client on the first day of each quarter.

                  b. In addition to the quarterly retainer, Client shall pay Consultant a success fee ("Fee") in Neurex Corporation common stock grants and cash based on the total value of transactions consummated by the Client with the assitance of Consultant's Services. For transactions consummated having a total value to Client of:

                       (1) less than two million dollars ($2,000,000), Client shall pay Consultant a Fee of twenty-five thousand (25,000) Neurex Corporation common stock grants and no cash.


                       (3) ten million dollars ($10,000,000) and above, Client shall pay Consultant a Fee of 25,000 Neurex Corporation common stock grants and four and one-half percent (4.5%) of the total value between two million dollars ($2,000,000) and ten million dollars ($10,000,000) and three and one-half percent (3.5%) of the total value above ten million dollars ($10,000,000) in cash. Should Client fail to retain exclusive commercial rights to Corlopam(R) (fenoldopam) in the United States in the transaction consummated, the cash portion of the Fee shall be reduced to three and one-half percent (3.5%) of the total value between two million dollars ($2,000,000) and ten million dollars ($10,000,000) and two and three-quarters percent (2.75%) of the total value above ten million dollars ($10,000,000); the equity portion of the Fee shall remain unchanged.

                  c. For the purpose of computing Consultant's Fee, the total value of each transaction consummated shall comprise the following:

                       (1) All cash payments received by Client from third parties in the form of equity payments, commitment or signing fees, license fees, milestone payments, collaborative research and/or development payments, royalty payments, termination payments and any such payments of a similar nature. Consultant and Client agree that if there is a need to value equity received by Client, in lieu or of in addition to cash, as part of a transaction consummated, Client and Consultant shall seek an appraisal of the fair market value of that equity as of the date received by Client for the purpose of the calculation of the Fee.

                       (2) Non-cash items received by Client from third parties are specifically excluded from the calculation of the Fee.

                  d. Consultant's Fee shall be paid by Client to Consultant via wire transfer within ten (10) days of Client's receipt of each and all payments subject to such Fee. If any payments received in the transaction consummated are in the form of foreign currency, they shall be converted to U.S. dollars at the rate listed for that foreign currency in The Wall Street Journal on the date such payment is received by Client.

        3.       Reimbursement of Consultant's Expenses.

                  a. Client shall reimburse Consultant for the reasonable out-of-pocket and administrative business costs and expenses incurred by Consultant in the performance of the Services, including courier, copying, facsimile and telephone charges; travel, meals and lodging incurred by Consultant while performing the Services at locations other than its offices and as approved by Client in advance of the travel; and an administrative fee relating to travel planned and undertaken by Consultant on behalf of Client.

                  b. Consultant shall periodically invoice Client for all expenses defined herein and such invoices shall be payable to Consultant immediately upon receipt by Client.

        4.       Business and Technical Information.

                       Client shall regularly furnish Consultant, at no charge to Consultant, with such of its technical, scientific, marketing, legal and financial information and data as may be reasonably necessary for the performance of the Services.

        5.       Client's Responsibilities.

                  a. Client shall use its best efforts to assist Consultant to progress the targeting of, presentations to and negotiations with potential third party collaborators. Client reserves the right to accept or reject, in its sole discretion, any terms or conditions offered by any third parties.

                  b. Client represents to Consultant that it owns or has the right to develop and license to others the technologies that are the subject matter of this Agreement.

                  c. Client shall use the Services of Consultant exclusively for the Services which are subject to this Agreement.

        6.       Disclosure and Confidentiality.

                  Consultant acknowledges that Client shall disclose to Consultant inventions, trade secrets, know-how or information used or developed in or related to the business of Client and Consultant has executed a Confidential Disclosure Agreement in favor of Client.

       7. Conflicting Obligations.

                       Consultant represents that it is not a party to any agreement which conflicts with the terms of this Agreement or which materially and adversely affects Consultant's ability to perform the Services for Client; and Consultant agrees that it shall not enter into any such agreement during the term hereof.

       8. Term and Termination.

                  This Agreement shall commence on the date noted above and shall extend for a period of twelve (12) months; however, the Agreement is cancelable upon sixty (60) days notice should the Client decide to terminate activities such as those described by Consultant's Services. After the initial twelve (12) month term, the Agreement shall run from quarter to quarter unless terminated with thirty (30) days notice by one of the parties to the other. Client agrees to pay Consultant the applicable Fee for any transaction(s) consummated within a twelve (12) month period following the date of termination of this Agreement.

        9.       Indemnity.

                  Client and Consultant shall defend, indemnify, and hold harmless each other and each party's agents, employees, officers and directors from and against any and all damage, loss, liability, obligations, cost or expense, caused directly or indirectly, by or as a result of any wrongdoing, negligence, error or omission under the terms of this Agreement.

        10.      Miscellaneous.

                  a. Independent Contractor. Consultant and Client are independent contractors under the terms of this Agreement and neither shall be deemed to be an agent, employee or representative of the other, or be deemed to possess any of the benefits associated therewith.

                  b. Taxes. Client shall pay the transaction, excise or other taxes which may result from its execution of this Agreement and Consultant shall be responsible for the payment of withholding and other taxes resulting from the payment of any compensation by Client to Consultant hereunder.

                  c. Notices. All notices given under this Agreement shall be by personal service, facsimile machine or by first class United States mail, postage prepaid, return receipt requested, addressed to the parties at the following addresses:

If to Consultant:                               If to Client:
Plexus Ventures, Inc.                           Neurex Corporation
1787 Sentry Parkway West                        3760 Haven Avenue
Building 18, Suite 301                          Menlo Park, CA 94025-1012
Blue Bell, PA 19422                             Attention:  Paul Goddard, Ph.D.
Attention:  Robert P. Moran                     FAX number:  415-853-1538
FAX number:  215-542-2288

or to such addresses as may be specified by like notice and shall be deemed to have been duly given or made when delivered or deposited in the mails.

                  d. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California.

                  e. Sole Agreement. This Agreement, including the Exhibits thereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                  f. Waivers, etc. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.

                  g. Binding Agreement/Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign any of their rights hereunder or any interests herein without the prior written consent of the party against whom enforcement is sought.

                  h.   Arbitration.   The  parties   agree  that  any  claim  or
controversy relating to this Agreement shall be resolved exclusively by arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration award granted shall be conclusive and binding and shall not be appealable. Attorneys fees, costs and other out-of-pocket expenses may be awarded by the arbitrators in their discretion to the party which prevails in any such arbitration. Each party shall pay its own expenses pending the arbitration award.

                  i. Enforceability. Any provision in this Agreement (except provisions regarding the essence of this Agreement) that is held to be inoperative, unenforceable, viodable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void and invalid without affecting the remaining provision hereof in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of the Agreement are declared to be severable. In Witness Whereof, Client and Consultant have executed this Agreement as of the day and year written above.

Plexus Ventures, Inc.                               Neurex Corporation


By: __________________________                  By: __________________________
       Robert P. Moran                              Paul Goddard, Ph.D.
       Vice President                               President and C.E.O.

[Plexus Ventures, Inc. logo]




Via Telefax  415-853-1538
Regular Mail



September 25, 1995


Paul Goddard, Ph.D.
Chief Executive Officer
Neurex Corporation
3760 Haven Avenue
Menlo Park, CA  94025

RE:    Consultant Agreement

Dear Paul:

       I would like to propose some revisions to the Consultant Agreement between Neurex Corporation and Plexus Ventures dated January 1, 1995.

       The philosophy behind our original proposal as regards compensation for Plexus Ventures was to recognize the reality of Neurex' cash position and to structure the relationship so that cash would not be an impediment to moving ahead with the Corlopam(R) opportunity. In suggesting the following revisions, we would like to maintain that approach by recognizing that the project has by now moved to an advanced and, hopefully, late stage.

Proposed Revisions:

1. Original compensation be considered to be effective through August 31, 1995 as follows:
                                                 $          Shares
                                                     -----------
           January - March                     3,000          9,000
             April - June                      3,000          9,000
              July - August                    2,000          6,000
                                              --------    -----------
                                               8,000         24,000

2. The billing suspension we announced for September 1 will extend through September 30;

3. Compensation to Plexus Ventures for the months October through December will be at the rate of $5,000 per month. We will do everything possible to complete our obligation to Neurex during this period and will agree in advance that the project will be considered complete on December 31, 1995 unless Neurex elects to continue the Agreement into 1996.

4. The 25,000 Neurex shares payable as a portion of any Success Fee earned by Plexus Ventures (Section 2.b. (1) et al) will now be payable by Neurex in the form of stock grants or cash at the exclusive election of Neurex. If the election is to pay cash the amount payable will be calculated at the same percentage applicable to the $2 million up to $10 million tranche in 2.b. (2).


         If these changes are acceptable to Neurex Corporation, you may signal your consent by signing below and returning one copy to me.

         If you would like us to consider other ideas, please let me know.

         We look forward to the successful completion of the Corlopam(R) project and its positive effect on the fortunes of Neurex.

Sincerely,                                        Accepted,



John F. Chappell                                  _____________________
President                                         Paul Goddard, Ph.D.
                                                          Neurex Corporation

                                                   _________________, 1995